Exhibit 23.2
Consent of Independent Certified Public Accountants

We have issued our report dated March 28, 2008 on Vortech, LLC and VTC, LLC, accompanying the consolidated financial statements and schedule included in the Annual Report of Fortress International Group, Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Fortress International Group, Inc. on Form S-8 (File No. 333-142906, effective May 14, 2007) and Form S-3 (File No. 333-123504, effective May 18, 2007).

/s/ Grant Thornton LLP

Baltimore, Maryland
March 28, 2008